Exhibit 99.2

Transcript of earnings conference call held on February 9, 2015

CORPORATE PARTICIPANTS

Ware Grove CBIZ, Inc. - SVP and CFO

Steve Gerard CBIZ, Inc. - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis Securities - Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ fourth-quarter and full-year 2014 results conference call. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Steve Gerard. Please go ahead.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Thank you, Amy. Good morning, everyone, and thank you for calling into CBIZ’s fourth-quarter and full-year 2015 conference call. Before I begin my comments, I would like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in. However, I ask that if you have questions, you hold them until after the call, and we’ll be happy to address it at that time.

This call is also being webcast, and you can access it over our website. You should have all received copy of the press release which we issued this morning. If you did not, you can also access that on our website.

Finally, please remember that during the course of the call, we may make forward-looking statements. Those statements represent management’s intentions, hopes, beliefs, expectations, and possibly predictions of the future. Actual results can, and sometimes do, differ materially from those projected in the forward-looking statements.

Additional information concerning the factors that could cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, our Form 10-K, and press releases.

Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer.

Prior to the opening this morning, we were very pleased to report our full-year 2014 results, highlighted by revenue growth in excess of 6%, and normalized earnings per share growth of over 17%. Both of these numbers are well within the upper end of the guidance we gave a year ago. So the year 2014 came in very much on a positive note, and very much the way we thought it was going to.

With that, let me turn it over to Ware to give you details, and then I’ll come back at the end to take your questions and to give you some color on the market.

Ware Grove - CBIZ, Inc. - SVP and CFO

Thanks, Steve, and good morning, everyone. I wanted to take a few minutes to run through the highlights of the numbers we released this morning for the fourth quarter and full year ended December 31, 2014. Bear in mind that as we look at 2014 results and compare results to the prior year, the results are restated to reflect the impact of several discontinued operations.

Now, thanks to the many efforts of the many CBIZ associates who are working hard to serve clients in our various offices throughout the US, as Steve indicated, CBIZ reported total revenue for the full-year 2014 of $719.5 million, which is an increase of $42.3 million, or up by 6.2% compared with the prior year. Same-unit revenue increased by $18.6 million or 2.7% in 2014. And revenue from acquired businesses contributed another $23.7 million, or 3.5%, to revenue growth.

The pre-tax income margin from continuing operations improved by 80 basis points in 2014, and this resulted in an increase in pre-tax income of slightly over 20%. Eliminating the impact of the share equivalents associated with accounting for the convertible notes, the normalized earnings per share was $0.61 compared with $0.52 the prior year, or an increase of 17.3%, which is, as Steve indicated, within the range of the 15% to 18% growth that we expected for 2014 compared to the prior year.

Now, beyond recording very good financial results from operations, we accomplished several other important things during 2014. First of all, during the year we announced six new acquisitions, and we continue to have an active pipeline of potential transactions.

This acquisition activity continues to strengthen our service offerings and targeted markets throughout the US. And this is an important component for our growth strategy as we continue to combine organic same-unit revenue growth with acquisition activity.

As has been our pattern over time, we typically expect to close 4 to 6 transactions each year. Secondly, during the year we established a new $400 million credit facility, which positions us very well to address the upcoming October 1, 2015, maturity of the remaining balance outstanding on the 4 7/8% convertible notes. During 2014, in two separate privately negotiated transactions with current noteholders, we retired $32.4 million of the notes. Today we have $97.6 million remaining on the convertible notes.

The $400 million credit facility gives us the capacity to refinance the convertible notes, and also gives us considerable flexibility to continue an active acquisition program and also opportunistically continue to repurchase shares.

With the current interest rate environment, the borrowing cost on our credit facility is currently well under 3%. And that compares with a 7.5% interest rate we are currently recording on the outstanding balance of the convertible notes.

We will continue to evaluate further early repurchases of these notes that may occur before maturity. But it is unclear if additional transactions can be completed; or, if so, on what terms.

Our first priority for using capital continues to be focused on building our business through acquisitions. In recent years, share repurchase activity has been focused on maintaining a constant share count. During 2014, we repurchased 3.2 million shares of our common stock at a cost of approximately $26.7 million.

Since year end, and through February 5 this year, we have repurchased an additional 600,000 shares through a 10b5-1 program that we have had in place. The fully diluted weighted average share count at year-end 2014 was 51.5 million shares compared with 49.1 million shares a year ago.

Now, based on an average share price of $8.71 during 2014, the fully diluted weighted average share count at year end includes approximately 2 million share equivalents that are associated with accounting for the convertible note. Given the very unpredictable nature of this share count calculation, please remember that our earnings guidance for 2014 excluded the impact of these share equivalents.

Our reported earnings per share this year, or for 2014, was $0.59. However, excluding the impact of the additional 2 million share equivalents, the earnings per share is adjusted to $0.61.

CBIZ has the option to settle the convertible notes either in cash or by issuing shares. And, of course, the new $400 million credit facility gives us more than sufficient capacity to settle in cash.

Turning to our financial services group, during the fourth quarter total revenue for this group increased by 4.3% compared with the prior year. For the full-year 2014, total revenue for this group increased by 5.3%. Same-unit revenue for the fourth quarter increased by 2.1%. And for the full year, same-unit revenue grew by 2.9% compared with the prior year.

During 2014, we recorded growth in our core accounting businesses, and we also saw continued strong growth in our government healthcare consulting business, where we continue to see a robust pipeline of RFPs that are converting into engagements for us at a very nice rate.

Within employee services, total revenue increased by 14.4% in the fourth quarter. And for the full year, total revenue increased by 9.8% for this group. Same-unit revenue increased by 3.7% in the fourth quarter. And for the full year, same-unit revenue increased by 3.2% for this group compared with the prior year.

Margin was impacted within this group as result of the investments we made to improve and strengthen client service staffing levels, business development, actuarial wellness, and pharmacy benefit services over this past year.

With the exception of our small life insurance business, we continue to record growth in all areas within employee services.

Cash flow from operating activities continues to be strong. During 2014, we used $53.9 million for acquisition-related purposes, including $6.5 million for earnouts on prior acquisitions. As I commented earlier, we also used approximately $26.7 million for share repurchases during 2014.

At year-end, our total debt was approximately $205 million, which resulted in a leverage ratio compared to EBITDA of approximately 2.5 times. The outstanding balance on the $400 million revolver at year-end was $107.4 million compared to $48.5 million a year ago.

Now, as we look at future payment obligations in connection with acquisition earnouts, we estimate future payments of approximately $13.3 million in 2015; $8.1 million in 2016; $5.2 million in 2017; and approximately $1 million in 2018, for approximately $27.5 million of our total balance, or our obligation.

Capital spending for 2014 was $5.2 million, of which $1.2 million was in the fourth quarter. This is very consistent with our historic capital spending levels, so that typically they fall within a range of $4 million to $6 million in any given year.

Days sales outstanding on receivables stood at 70 days at the end of this year compared with 73 days a year ago. Bad debt expense for 2014 was 76 basis points of revenue compared with 65 basis points a year ago.

The effective tax rate for 2014 was 39.9%, which was effectively flat compared with the effective tax rate a year ago. Looking ahead to 2015, we expect our effective tax rate will continue to be very close to 40% in the year ahead.

As I commented earlier, we continue to be active with our share repurchase activity. Over time, we have returned considerable capital to our shareholders through share repurchase activity. And including the recent 10b5-1 purchases through February 5, plus the activity through 2014, we have used slightly over $31 million to repurchase approximately 3.8 million shares of our common stock over the past 14 months.

This activity is opportunistic; and at this time, again, our goal is to maintain a constant share count, and that is our expectation as we look at 2015 compared to 2014.

Again, looking ahead to 2015, we continue to expect positive trends in our business, and we expect continued stronger organic revenue growth in 2015 compared to the levels achieved in 2014.

I want to remind you that we announced the sale of our Miami financial services office in the fourth quarter of 2014. With approximately $5.5 million of revenue in 2014, this will have a small impact on our reported revenue growth as we look at 2015 compared with 2014.

Now, considering the impact of acquisitions we have already made to date, and adjusting for the operations sold in 2014, we expect revenue growth in 2015 to be within a range of 5% to 7% over 2014. With continued margin expansion opportunities, we expect earnings per share in 2015 to increase within a range of approximately 12% to 15% over the normalized $0.61 we achieved in 2014.

Cash flow will continue to be strong, and we expect EBITDA to grow within a range of 8% to 10% over the $82.2 million that we recorded in 2014.

So with these comments, I will conclude, and I will turn it back over to Steve.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Thank you, Ware. Just a few general comments. Ware mentioned our share repurchase program. I would like to remind our investors and shareholders that since we began our share repurchase, we have spent slightly under $500 million returning capital to shareholders in the share repurchase program since 2003.

Our M&A pipeline, as Ware points out, is consistently strong. I’m confident that we will be able to do the four to six transactions we normally do. Our sense of the market today is that our clients continue to be cautious, but slightly more optimistic than they were, perhaps, a year ago.

We think that 2015 revenue opportunities, because of the improving view of our clients, has some opportunity to grow on the upside. So, as Ware pointed out, we are well positioned for next year. Our cash flow is expected to continue to increase. And we will be able to take out the convert in October, as planned.

With that, let me stop and ask for questions of our listeners.

QUESTION AND ANSWER

Operator

(Operator Instructions) Jim Macdonald, First Analysis.

Jim Macdonald - First Analysis Securities - Analyst

Just clarifying on financial services, so you are removing the $5.5 million Miami office from your previous results for comparison purposes?

Ware Grove - CBIZ, Inc. - SVP and CFO

Yes, we are, Jim. We will continue to report it, because it’s not really a discontinued operation for accounting purposes. But, essentially, it’s gone. And we will continue to remind you as we go through 2015 that that adjustment will need to be made.

Jim Macdonald - First Analysis Securities - Analyst

Okay. And were there other adjustments, or maybe you could talk about the — I think there was a one-time gain on the P&L this quarter.

Ware Grove - CBIZ, Inc. - SVP and CFO

Yes. When we sold the Miami operation, we recorded a gain of approximately $1.2 million. And that’s in the fourth quarter. That certainly will not recur next year. And that’s also included in our guidance.

Jim Macdonald - First Analysis Securities - Analyst

And just in general on financial services — so excluding those items, it was a pretty good quarter, and you are still seeing good internal growth in financial services.

Ware Grove - CBIZ, Inc. - SVP and CFO

Yes, we are. I just want to remind you that both the third and the fourth quarter are little less predictable than the first half of the year. But as we look at 2015 compared to the whole year 2014, we are very positive about the outlook, and we continue to expect stronger trends in 2015 versus 2014.

Jim Macdonald - First Analysis Securities - Analyst

Moving on to employee services, any comments about impact of the Affordable Care Act during this enrollment season?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

No. We continue to categorize the Affordable Care Act as the gift that keeps on giving for us. With new reporting requirements and new data collection requirements, we are still essential to our clients to help guide them through this rather complicated process.

We have not seen any significant amount of migration to the exchanges in this enrollment period. We really have seen very much business as usual; but with more questions now being asked to make sure that as they get ready for the next year, they can report properly as to the status of their workforce.

Jim Macdonald - First Analysis Securities - Analyst

Great. And just a couple other technical ones for me here — could you tell us how many shares you repurchased in the fourth quarter?

Ware Grove - CBIZ, Inc. - SVP and CFO

Boy, Jim, I don’t have that at my fingertips. I’d have to go back to third quarter. And I can get that to you; I just don’t know off the top of my head.

Jim Macdonald - First Analysis Securities - Analyst

And one more — on the G&A line, it was a little bit lighter than expected, or lighter than last year. Anything unusual going on there?

Ware Grove - CBIZ, Inc. - SVP and CFO

No, nothing unusual in G&A. We continue to leverage G&A through process improvement. And basically as we make acquisitions, we’re not really growing G&A in any significant way as a result of acquisition growth. So that’s very leverageable.

Jim Macdonald - First Analysis Securities - Analyst

Great. Thanks very much, guys. Good quarter.

Operator

(Operator Instructions) I show no further questions.

Would you like to make any closing remarks?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Yes, thank you, Amy. Okay, to all our shareholders and all of our associates, thanks for your continued support. 2014 was a good year for us, one of the best. It came in where we thought we would be, with aggressive goals. I particularly want to thank all of our associates for their hard work. And I’m actually looking forward to a much stronger 2015.

Thank you, and I look forward to speaking to you all with the release of our first-quarter earnings.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.